UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014 (February 24, 2014)

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-21846 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

8910 University Center Lane, Suite 660 San Diego, California (Address of principal executive offices)	92122 (Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively, the "Filings") contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant's management as well as estimates and assumptions made by Registrant's management. When used in the Filings the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to Registrant or Registrant's management identify forward-looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant's industry, Registrant's operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward-looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01	Entry Into A Material Definitive Agreement

On February 24, 2014, the Registrant entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with Gemini Master Fund, Ltd., a Cayman Islands company ("Gemini") which, among other things, will result in the dismissal with prejudice of the complaint filed by Gemini against the Registrant on July 5, 2012 in the Supreme Court of the State of New York, County of New York, entitled Gemini Master Fund Ltd. v. Aethlon Medical, Inc., Index No. 652358/2012 (the "Complaint").

In the Complaint, Gemini sought relief both in the form of money damages and delivery of shares of the Registrant’s common stock. The Complaint alleged, among other things, that the Registrant was in default of a convertible promissory note ("Convertible Note") originally issued to Gemini on February 12, 2010 by failing to pay the Convertible Note in full and by failing to honor certain requests by Gemini to convert the principal and interest under the Convertible Note into shares of the Registrant's common stock. The Complaint also alleged that the Registrant failed to issue shares upon the presentation of exercise notices under warrants originally issued to Gemini in 2009 and 2010 (respectively, the "2009 Warrant" and the "2010 Warrant").

In the Complaint, Gemini alleged it was entitled to 22,389,382 shares of common stock upon conversion of the balance of the Convertible Note and Gemini alleged that it was entitled to receive 30,370,814 shares of common stock pursuant to the 2009 Warrant and the 2010 Warrant, for a combined sum of 52,760,196 common shares.

In its response, the Registrant provided documentation that the Convertible Note had been paid in full in cash and accepted by Gemini prior to the filing of the Complaint. In addition, the Registrant had maintained on its books the total number of shares required to be issued under the 2009 Warrant, the 2010 Warrant and the 2008 Warrant (defined below) combined was 6,359,999 shares.

The Settlement Agreement requires the Registrant to issue a total of 7,522,854 shares of common stock into an escrow and those shares will be released to Gemini ratably over a ten-month period. The shares are being issued upon partial exercise of the 2009 Warrant and 2010 Warrant as well as under a third warrant, issued by the Registrant to Gemini in 2008 (the "2008 Warrant"). No shares are to be issued as consideration for the alleged default under the Convertible Note or in consideration of the releases granted in the Settlement Agreement. In addition, the Registrant’s insurance company has agreed to pay Gemini $150,000. Upon completion of the share issuances, the 2008 Warrant, the 2009 Warrant and the 2010 Warrants will be canceled. In addition, under the Settlement Agreement, the Convertible Note (and any other agreement to pay Gemini or issue stock or anything else of value to Gemini) is extinguished and fully satisfied.

As the Registrant previously had 6,359,999 shares of common stock reserved for issuance under the three Warrants described above, the settlement will increase the Registrant’s fully diluted shares outstanding by 1,162,855 shares.

Upon the performance of the settlement terms described above, the Stipulation of Dismissal (filed as an Exhibit to this Current Report) will be filed with the Court, permanently terminating the litigation. The Settlement Agreement also provides for mutual and full releases of all other claims between the Registrant and Gemini.

As a result of the Settlement Agreement, the Registrant has no pending or threatened litigation matters.

The foregoing is a summary of the terms of the Settlement Agreement, Escrow Agreement and Stipulation of Dismissal, each of which is filed as an Exhibit to this Current Report. The Exhibits should be read in their entirety for a complete understanding of the terms of each Agreement.

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ITEM 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of the Report is incorporated by reference into this Item 3.02. In addition to the incorporated information, the Registrant has relied upon the exemption from registration provided by Regulation D in making the share issuances to Gemini. Gemini is an "accredited investor" within the meaning of Rule 501 of Regulation D. The shares issued upon the exercise of the 2008 Warrant, the 2009 Warrant and the 2010 Warrant were issued on a cashless basis and the Registrant received no proceeds upon the exercise.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Settlement Agreement and General Release
10.2	Escrow Agreement
10.3	Stipulation of Dismissal

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: February 27, 2014	Chief Financial Officer

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